Exhibit 99.1

Dougherty’s Pharmacy, Inc. Reports Third Quarter 2017 Earnings

Dallas (November 10, 2017) – Dougherty’s Pharmacy, Inc. (OTC QB: MYDP) (“Dougherty’s” or the “Company”) (formerly Ascendant Solutions, Inc.) today announced its results for the third quarter of fiscal 2017.

Highlights

•	Gross profit margin for year-to-date 2017 increased to 26.9% from 25.8% for the first nine months of 2016.
•	The generic dispensing rate in the 2017 third quarter increased to 84.4% compared to 82.9% in the 2016 third quarter.
•	Following the Company’s corporate name change in June, the Company uplisted to the OTCQB Venture Market in August.
•	Following the October resignation of the head of pharmacy operations, Dougherty’s realigned its pharmacy business and implemented a strategic marketing focus to build sales revenues.
•	Third quarter 2017 results include the impact of severance fees related to this executive’s departure.

For the third quarter ended September 30, 2017, the Company reported a consolidated net loss of $436,000, or $0.02 per share, compared to a net loss of $221,000, or $0.01 per share, for the same period of 2016. The Company reported third quarter consolidated loss before Interest, Taxes, Depreciation and Amortization (“EBITDA”) of $63,000, compared to consolidated earnings EBITDA of $162,000 in the same period of 2016. (See tables below for a reconciliation of net loss to EBITDA on a GAAP basis.)

Consolidated net loss for the nine months ended September 30, 2017, was $909,000, or $0.04 per share, compared to a net loss of $760,000, or $0.03 per share, for the first nine months of 2016; EBITDA (Adjusted) was $284,000 compared to $502,000, respectively. The decrease in Earnings before Interest, Taxes, Depreciation and Amortization and Loss on Disposal of Assets (“EBITDA (Adjusted)”) was attributable to accrued severance related to the resignation of the President of Pharmacy Operations as well as expected legal and accounting fees incurred as a result of the name change, refiling with the Securities and Exchange Commission and uplisting to the OTCQB Venture Market.

The Company’s net losses for the third quarter and YTD 2017 compared to the same periods in 2016 were attributable to interest, depreciation and amortization and losses on disposal of assets of $75,000 and $114,000, respectively. The 2017 loss on disposal of assets was related to the May 2017 sale of the assets at the Humble, Texas location, discussed below. The 2016 loss was recognized in the second quarter of 2016 in conjunction with the move of Dougherty’s Pharmacy Forest Park to its new location at Preston and Campbell in Dallas.

Key measures used by the Company’s management to evaluate business performance include revenue, gross profit, selling, general and administrative expense (“SG&A”) and EBITDA. EBITDA is calculated as net income before deducting interest, taxes, depreciation and amortization. EBITDA is a non-GAAP measure that Company’s management considers to best present the results of ongoing operations and is useful when comparing the performance between different reporting periods. In certain instances, we have presented EBITDA (Adjusted) which also excludes certain one-time, non-recurring, non-operating losses or impairments, as the Company considers excluding these adjustments necessary to derive the results of ongoing operations. In those instances, we have identified when the Company is presenting adjusted EBITDA. Although EBITDA or EBITDA (Adjusted) is not a measure of actual cash flow because it does not consider changes in assets and liabilities that may impact cash balances, the Company believes it is a useful metric to evaluate operating performance and has therefore included such measures in the discussion of operating results below.

Pharmacy Operations

The Company’s subsidiary, Dougherty’s Holdings, Inc. (“DHI”), which owns and operates multiple Dougherty’s Pharmacies, reported EBITDA of $141,000 for the third quarter ended September 30, 2017, compared to $280,000 in 2016, a decrease of 49.6%. EBITDA (Adjusted) for the nine months ended September 30, 2017, was $884,000 compared to $905,000 in 2016, a decrease of 2.3 percent. The decline in third quarter and year-to-date EBITDA and EBITDA (Adjusted), respectively, is attributable to accrued severance related to the resignation of the President of Pharmacy Operations, which is reflected in increased SG&A in Pharmacy Operations Overhead. Without the severance charge, EBITDA for the 2017 third quarter would have been $241,000, and EBITDA (Adjusted) for the nine months ended September 30 would have been $984,000.

1

DHI’s same stores reported a sales decline of $414,000 or 4.0 percent for the 2017 quarter when compared to prior year. DHI’s same stores reported a sales decline of $1,870,000 or 5.8 percent for the nine months ended 2017 when compared to prior year. The same store sales decline for the quarter and nine months ended September 30, 2017 is primarily attributable to the conversion of prescriptions from brand to generic as evidenced by the increase in the generic dispensing rate to 84.3% from 83.3% year over year with a 1,182 increase in total script count. This increase is offset by a decline in scripts of 3,557 attributable to the sale of our Humble Pharmacy for a total store decline of 2,375 scripts.

The total store third quarter and year-to-date gross margin percent improved to 25.9% from 24.7% and to 26.9% from 25.8%, respectively, over the same period in 2016 due to the revised purchase agreement which management secured with the Company’s primary wholesaler. Through the revised purchase agreement, the Company secured improved pricing and rebates.

Total store SG&A increased $125,000, or 5.4 percent, for the three months ended September 30, 2017 due to accrued severance related the resignation of the President of Pharmacy Operations. Total store SG&A declined $199,000, or 2.6 percent for the nine months ended September 30, 2017, respectively, as a result of the Company’s continued implementation of cost reductions in 2017.

The following chart summarizes DHI’s pharmacy operations, along with DHI’s corporate overhead. Same store sales compare results for pharmacies held for over one year. Acquisition and disposition store sales will be reported separately from same store sales. There were no acquisition store sales to report in 2016 or 2017.

2

Pharmacy Operations Financial Summary
(000’s omitted, except script count, unaudited)

	Q3 2017	Q3 2016	YTD 2017	YTD 2016
Same Store Sales:
Revenue	$9,947	$10,361	$30,036	$31,906
Gross margin percentage	25.9%	24.3%	26.9%	25.5%
SG&A	2,101	1,975	6,250	6,334
EBITDA (Adjusted)	480	546	1,820	1,809
Generic dispensing rate	84.3%	83.3%	84.3%	82.5%
Script count	107,178	107,377	326,086	324,904

Humble Disposed Operations:
Revenue	$–	$133	$177	$402
Gross margin percentage	0.0%	55.4%	34.4%	51.6%
SG&A	8	92	157	318
EBITDA	(8)	(18)	(96)	(110)
Generic dispensing rate	0.0%	83.5%	81.8%	83.6%
Script count	–	1,872	2,313	5,870

Pharmacy Operations Overhead:
SG&A	331	248	840	794

Total Pharmacy Operations:
Revenue	$9,947	$10,494	$30,213	$32,308
Gross margin percentage	25.9%	24.7%	26.9%	25.8%
SG&A	2,440	2,315	7,247	7,446
EBITDA (Adjusted)	141	280	884	905
Generic dispensing rate	84.4%	82.9%	84.3%	82.5%
Script count	107,178	109,249	328,399	330,774

Corporate Overhead

The Company’s corporate overhead division reported negative EBITDA of ($204,000) for the third quarter of 2017 compared to ($117,000) in 2016 and ($599,000) for the nine months ended September 30, 2017 compared to ($403,000) for 2016. The increase of $87,000 and $196,000 in the third quarter and year-to-date, respectively, is attributed to professional fees for services and subscriptions incurred for the FORM 10 filing, corporate name change and upgrade to OTCQB Venture Markets from the Pink Sheets.

Management Comments

Jim Leslie, Chairman of Dougherty’s, commented, “During the 2017 third quarter, we identified a number of strategic initiatives designed to streamline operations, improve sales, and enhance the efficiency of Dougherty’s pharmacy operations. We are stepping up our sales and marketing efforts throughout the organization, improving our service protocols and are working to build our brand recognition within the market. Our focus continues to be on the strategic growth and financial enhancement of Dougherty’s. We believe these operational and marketing initiatives will strengthen our business and lead to enhanced long-term value for our shareholders.”

Mark Heil, President and CFO, added, “Third quarter 2017 revenues were down from prior year as we continued to manage against ongoing pressure from the challenging prescription reimbursement environment and a consumer shift to generics. During the year, we’ve cut expenses, renegotiated our contract with our wholesale provider and are in the process of intensifying our marketing efforts to specifically address the sales declines prevalent in the market now. We believe this more robust sales and marketing effort will lead to enhanced results in the coming quarters.”

3

Select Balance Sheet Items and Book Value per Share

(000's omitted, except per share amounts, unaudited)

	September 30,	December 31,
	2017	2016

Cash	$450	$361
Accounts Receivable, net	1,747	1,913
Inventory, net	3,497	3,340
Prepaid expenses and other	384	399
Total Current Assets	6,078	6,013
Long Term Receivable	608	–
Property and Equipment, net	1,098	1,386
Intangible Assets, net	3,059	3,681
Equity Method Investments	–	1,295
Deferred Tax Asset	3,000	3,000
Total Assets	$13,843	$15,375

Accounts Payable	$3,050	$2,643
Accrued Liabilities	627	293
Notes Payable, Short-Term	702	1,129
Revolving credit facility	3,712	–
Total Current Liabilities	8,091	4,065
Revolving credit facility	–	4,179
Notes Payable, Long-Term	2,932	3,428
Total Liabilities	11,023	11,672
Stockholders' Equity	2,820	3,703
Total Liabilities and Equity	$13,843	$15,375

Common Shares Outstanding	22,476,821	22,417,679
Book Value per Share	$0.13	$0.17

Select Income Statement Items

(000's omitted, unaudited)

	Three Months Ended		Nine Months Ended
	Sept 30,		Sept 30,
	2017	2016	2017	2016
Revenue	$9,947	$10,494	$30,213	$32,308
Cost of Sales	7,367	7,900	22,083	23,957
Gross Profit	2,580	2,594	8,130	8,351
SG&A	2,643	2,432	7,846	7,849
EBITDA (Adjusted)	(63)	162	284	502
Depreciation & Amortization	(249)	(261)	(769)	(789)
Loss on disposal of assets	–	–	(75)	(114)
Interest	(115)	(112)	(317)	(329)
Taxes	(9)	(10)	(32)	(30)
Net loss	$(436)	$(221)	$(909)	$(760)

About Dougherty’s Pharmacy, Inc.

Dougherty’s Pharmacy, Inc. is a value-oriented investment firm focused on successfully acquiring, managing and growing community-based pharmacies in the Southwest Region. Dougherty’s currently has approximately $48 million in net operating loss carryforwards which can be used to shelter future income, thus enhancing free cash flow or debt service capabilities. Interested investors can access financials and stock trading information for Dougherty’s at OTCMarkets.com or at www.doughertys.com.

4

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Securities Act of 1933, the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such statements are based upon management's current expectations, projections, estimates and assumptions. These forward-looking statements may be identified by words such as "expects," "believes," "anticipates" and similar expressions. Forward-looking statements involve risks and uncertainties that may cause future results to differ materially from those suggested by the forward-looking statements. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

Contacts:
	Mark S. Heil	Geralyn DeBusk or Tom Carey
	President and CFO	Halliburton Investor Relations
	972-250-0945	972-458-8000

5